Exhibit 10.3

Description of Compensation Arrangement for Non-Executive Directors

Effective July 1, 2006, non-executive directors are entitled to receive annual fees equal to $70,000.

Non-executive directors continue to be entitled to receive $1,000 for any meeting of the Board of Directors or a committee thereof that they attend.

Directors may elect to receive fees in the form of common stock pursuant to the Advance America, Cash Advance Centers, Inc. Policy Regarding Receipt of Common Stock in Lieu of Cash Director’s Fees.

All directors are entitled to reimbursement of expenses incurred in connection with participating in board and committee meetings.